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                                                                    EXHIBIT 11.1

                       FIRST ALERT, INC. AND SUBSIDIARIES

         CALCULATION OF SHARES USED IN DETERMINING NET INCOME PER SHARE

                                                         YEAR ENDED       YEAR ENDED       YEAR ENDED
                                                        DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                                                            1996             1995             1994
                                                        ------------     ------------     ------------
Weighted average common shares outstanding............   24,118,854       24,043,116       22,619,424
Weighted average common share equivalents outstanding
  during the period computed in accordance with the
  treasury stock method period computed in accordance
  with the treasury stock method......................      440,496          788,269          981,240
                                                         ----------       ----------       ----------
Total weighted average shares outstanding.............   24,559,350       24,831,385       23,600,664
                                                         ==========       ==========       ==========


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